Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Wright Medical Group N.V.:

We consent to the incorporation by reference in this registration statement on Form S-8 of Wright Medical Group N.V. and subsidiaries of our reports dated February 23, 2016, with respect to the consolidated balance sheets of Wright Medical Group N.V. and subsidiaries as of December 27, 2015 and December 31, 2014, and the related consolidated statements of operations, changes in shareholders’ equity, comprehensive loss, and cash flows for each of the years ended December 27, 2015, December 31, 2014, and December 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 27, 2015, which reports appear in the December 27, 2015 annual report on Form 10-K of Wright Medical Group N.V.

(signed) KPMG LLP

Memphis, Tennessee

July 1, 2016